Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tiziana Life Sciences Ltd:

We hereby consent to the incorporation by reference in Registration Statement on Form F-3 (File No. 333-252441) of our report dated May 20, 2022 with respect to the consolidated statement of operations and comprehensive loss, cash flows and shareholders’ equity for the year ended December 31, 2021, and the related notes, for Tiziana Life Sciences Ltd and its subsidiaries (the Group), which report appears in the December 31, 2023 Annual Report on Form 20-F to be filed on or about May 10, 2024.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

May 10, 2024